Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
David Morimoto	Wayne Kirihara
SVP & Treasurer	SVP & Chief Marketing Officer
(808) 544-3627	(808) 544-3687
david.morimoto@centralpacificbank.com	wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. COMPLETES $325 MILLION PRIVATE PLACEMENT AND EXCHANGE OF TARP PREFERRED STOCK

HONOLULU, HI February 18, 2011 — Central Pacific Financial Corp. (NYSE: CPF) (the “Company”), parent company of Central Pacific Bank (“CPB”), today announced the successful completion of its previously announced $325 million capital raise from accredited investors in a private placement (the “Private Placement”), as well as the exchange of the preferred stock issued to the U.S. Department of the Treasury (the “Treasury”) and accrued and unpaid dividends thereon for common stock. The Company issued 32,500,000 common shares at a price of $10 per share to a number of investors, including affiliates of each of The Carlyle Group and Anchorage Capital Group, L.L.C.  The Company also issued 5,620,117 common shares to the Treasury in the exchange.

With the completion of the Private Placement, the Company’s capital ratios now exceed the minimum levels required by its regulatory consent order and are at “well capitalized” levels under applicable guidelines.

“We are pleased to have attained a critical milestone in our Company’s recovery plan and look forward to serving our customers and supporting our community with a solid capital foundation,” said John C. Dean, executive chairman of CPF and CPB.

James F. Burr, a managing director for The Carlyle Group, said, “We are pleased to partner with the team at Central Pacific through the recapitalization of the institution. We are grateful to all of Central Pacific’s customers and employees who have remained with the bank and look forward to a long relationship as it fulfills its commitment to providing superior customer service in the Hawaii market .”

Daniel Allen, Anchorage Capital Group, L.L.C. Partner said, “We are pleased with the outcome of CPF’s recapitalization. CPF’s management team continues to make significant progress in its recovery plan, and we believe the Company has a strong franchise and customer base from which it can grow.”

The Company’s financial advisor for its recapitalization and placement agent for the Private Placement is Sandler O’Neill + Partners. The Company’s legal advisor for its recapitalization is Sullivan & Cromwell LLP.

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is a Hawaii-based bank holding company with $3.9 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 34 branches, over 120 ATMs, and a residential mortgage subsidiary in the state of Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

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